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                                                                   EXHIBIT 10.02

           CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted and are marked with the
           notation, "*Confidential Treatment Requested." A complete
        copy has been filed with the Securities and Exchange Commission.


                                HEMOTECH AND CIT
                   AMENDED AND RESTATED ALLOSTERIC MODIFIERS
                                       OF
                              HEMOGLOBIN AGREEMENT

This Amended and Restated Agreement is made between HemoTech Sciences Inc. (Hemotech), a corporation organized under the laws of Virginia, and the Center for Innovative Technology (CIT), a corporation organized under the laws of the Commonwealth of Virginia.

1.   INTRODUCTION

     1.1 CIT possesses a disclosure of technology developed by Donald J. Abraham et al. and related to allosteric modifiers of hemoglobin (CIT Case Nos. 116, 169, 214A, and 214B). This technology is described more fully in U.S. Patent 5,049,695, U.S. Patent 5,122,539, U.S. Patent 5,248,785, U.S. Patent
5,250,701 and U.S. Patent Application Nos. 08/101,501; 08/006,246; 07/623346;
and 07/722,382. Hereafter, this technology, together with any technology developed pursuant to the research described in Sections 3 and 10.3 hereof, is referred to as the "Technology". Hereafter, "Licensed Patent Rights" shall mean the foregoing patents and patent applications, any other patent applications relating to the Technology, all applications filed outside of the United States and all issued patents resulting therefrom or relating thereto as well as all substitutions, extensions, reissues, renewals, re-examinations, continuations and continuations-in-part and their foreign counterparts. The inventors of the Technology have assigned their interests in the Technology to the Virginia Commonwealth University (VCU), which has assigned its interest to CIT. CIT has applied for, or plans to apply for, patent protections on all or a portion of the Technology.

     1.2 CIT and VCU desire that the Technology be used in the public interest and made available to the public quickly and efficiently.

     1.3 HemoTech is able to develop and bring to market the Technology. It desires to obtain license rights set forth in this agreement.

2.   LICENSE

     2.1 CIT grants to HemoTech an exclusive, worldwide license to practice, develop and use the Technology and the Licensed Patent Rights and to make, have made, use and sell products which incorporate the Technology and/or the Licensed Patent Rights. Hereafter, the term "Licensed Products" means products which (a) incorporate the Technology and/or the Licensed Patent Rights and (b) would infringe a Valid Claim (as such term is hereinafter defined) of Licensed Patent Rights in any country in which such products are made or sold if not for the license contained herein. Hereafter, the term "Valid Claim" means, in a particular country,
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a claim of CIT in an issued, unexpired patent within the Licensed Patent
Rights, which has not been held within such country to be unenforceable, unpatentable or invalid by a final decision of a court or other governmental body of competent jurisdiction, which is unappealable or unappealed within the time allowed for appeal, which has not been rendered unenforceable through disclaimer or otherwise, and which has not been lost within such country through an interference proceeding.

     2.2 In return for the license to Technology granted by CIT HemoTech shall pay to CIT [ * ] by January 15, 1994, and [ * ] by September 30, 1994.

     2.3 In return for the license granted by CIT HemoTech shall pay to CIT a running royalty of [*]% of its (worldwide) net revenues arising from sales of Licensed Products produced in Virginia and [*]% of its (worldwide) net revenues from Licensed Products which are not produced in Virginia. The term "produced in Virginia" has the meaning set forth in Section 8. "Net Revenues" means HemoTech's gross revenues from sales of Licensed Products less the sum of the following: A) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales; B) outbound transportation and insurance; C) amounts representing uncollectible billings; and D) amounts allowed or credited on returns. Revenues shall be determined on an accrual basis in accordance with generally accepted accounting principles.

     2.4 When a Licensed Product is disposed of other than by sale, e.g.
leased, net revenues shall include the selling price at which products of similar kind and quality, sold in similar quantities, are currently being offered for sale by HemoTech (or other manufacturers if HemoTech is not currently offering such Licensed Products of similar kind and quality for sale).

     2.5 In the event HemoTech provides any service using a Licensed Product, rather than selling such Licensed Product, HemoTech shall include in net revenues an amount equal to the selling price at which such Licensed Products would be sold to a third party by HemoTech in an arms-length transaction. In the event HemoTech makes use of a method which is part of the Technology HemoTech shall include in net revenues an amount equal to the selling price of the Licensed Products used to implement the method.

     2.6 Within 30 days of execution of this agreement HemoTech shall issue to CIT 400,000 shares of common stock, which shall represent twenty percent (20%) of the aggregate of (a) shares of HemoTech's capital stock then outstanding,
(b) shares of HemoTech's capital stock then subject to securities exercisable for or exchangeable for capital stock (other than securities issued in


*CONFIDENTIAL TREATMENT
       REQUESTED
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connection with the financing contemplated by Section 2.8 of this agreement)
and (c) shares of HemoTech's capital stock then subject to issuance pursuant to written agreement (other than agreements entered into in connection with the financing contemplated by Section 2.8 of this Agreement); provided, however, that HemoTech shall not be obligated to issue such shares if CIT terminates this agreement pursuant to section 2.8. Notwithstanding anything to the contrary contained in this Section 2.6, (a) upon issuance of such common stock and the consummation of the financing contemplated by Section 2.8 of this agreement, CIT shall have no preemptive or preferential right to purchase or subscribe for any shares of any class of capital stock of the Company whether now or hereafter authorized; any warrants, rights, or options to purchase any such shares; any securities or obligations convertible into such shares or into warrants, rights or options to purchase any such shares; or any other securities which are exercisable for or exchangeable for such shares (collectively, the "Securities"); and (b) CIT's ownership interest in HemoTech will be diluted by
(i) the issuance of capital stock in connection with such financing; and (ii) all issuances of capital stock occurring on or after the date of such financing.

     2.7 HemoTech shall deliver to CIT a business plan within ten (10) days of the execution of this agreement.

     2.8 HemoTech shall by January 15, 1994, arrange financing for its operation such that HemoTech has received at least $700,000 by that date for conduct of its activities pursuant to a transaction in the form described in the Terms and Conditions of Proposed Equity Investment by the Partners of MedVest, Inc. dated November 1, 1993. Breach of this provision shall be considered material breach of this agreement and entitle CIT to terminate this license.

     2.9 HemoTech shall, within thirty (30) days from the end of each calendar quarter, deliver to CIT a report giving such particulars of the business conducted by HemoTech during the preceding three month period under this license as are pertinent to royalty accounting under this agreement. Simultaneously with the delivery of each calendar quarterly report, HemoTech shall pay to CIT royalties due and payable for the period covered by such report under this agreement. If no royalties are due, it shall be so reported.

3.   FUNDING OF RESEARCH

HemoTech shall sponsor research at VCU relating to the Technology. The research shall be sponsored under one or more renewable agreements providing for the payment by HemoTech of [ * ] by December 31, 1995. The terms of such research agreement(s) shall be those contained in the standard research agreement used by VCU,


*CONFIDENTIAL TREATMENT
       REQUESTED
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                                      -4-

except that the research agreement shall provide that inventions made in the course of the research which are included in any claim of a U.S. patent licensed to HemoTech under this agreement will be licensed to HemoTech as part of the Technology licensed under this agreement. If VCU declines to enter into agreement(s) containing such terms, HemoTech shall not be obligated by this agreement to sponsor such research.

4.   SUBLICENSES

HemoTech shall have the right to grant sublicenses, all of which shall be subordinate to this agreement. HemoTech shall pay to CIT royalties on products produced by sublicensees as if HemoTech had produced the products itself. HemoTech shall also provide to CIT reports on the activities of each sublicensee which reports shall contain the name of the sublicensee and the same information as is required of HemoTech under this agreement.

5.   PATENT PROSECUTION

     5.1 CIT shall file, prosecute, and maintain during the term of this agreement intellectual property protection for the Technology in the United States, Japan, Canada, and the countries of the European Community. The filing, prosecution, and maintenance of intellectual property protection shall be the primary responsibility of CIT. However, HemoTech shall have reasonable opportunities to advise CIT and shall cooperate with CIT in such filing, prosecution, and maintenance. Prior to taking any action for which the cost is estimated to be in excess of $1,000, CIT shall seek the approval of HemoTech. If HemoTech approves then it shall be liable for the costs incurred, whether such costs are greater than or less than the estimate. If HemoTech does not approve of the action then CIT may pursue the action at its own expense or may decide to not pursue the action.

     5.2 HemoTech shall reimburse CIT for all costs incurred by CIT after July 1, 1993 related to obtaining and maintaining intellectual property protection for the Technology. Such costs include legal fees, fees of experts, such as consulting engineers, travel costs, drafting and printing costs, and other directly related costs. Such costs do not include any amounts for time devoted by CIT employees or CIT's supervision of the patenting process. CIT shall invoice HemoTech for costs incurred. HemoTech shall reimburse CIT for such costs within thirty (30) days of receipt of the invoice.

6.   SECURITY INTEREST

HemoTech grants to CIT a security interest in this agreement, in every sublicense granted by HemoTech, and in all payments due under
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any such sublicense. This security interest secures HemoTech's performance of its obligations under this agreement. HemoTech shall cooperate with CIT in perfecting this security interest, including the execution of any necessary financing statements.

7.   TERMINATION

     7.1 This license shall expire on the date upon which the last U.S. patent on the Technology expires. If no U.S. patent is granted then this license shall expire on December 31, 2009.

     7.2 CIT, at its option, may terminate this license upon notice to HemoTech for material breach of this agreement. Such termination shall not be CIT's exclusive remedy for breach and HemoTech shall remain liable for damages arising from its breach after such termination. Material breach includes, but is not limited to, failure to pay royalties when due and failure of HemoTech to diligently pursue introduction of the Technology into the market and sales of Licensed Products. It is envisaged by the parties that a failure to diligently pursue introduction of the Technology and sales may occur if HemoTech is involved in a proceeding for the reorganization of HemoTech and, consequently, is unable to devote sufficient resources to the work.

8.   OPERATIONS TO BE IN VIRGINIA

HemoTech shall locate its headquarters in Virginia. All Licensed Products which are sold in the United States shall be produced in Virginia. "Produced in Virginia" means that at least 50% of the cost of physically making each saleable unit of product shall arise from work performed in Virginia, except that if 50% of the cost of physically making the products cannot occur in Virginia due to the excessive cost of Virginia operations, then only those operations which can be economically performed in Virginia shall be performed in Virginia. A manufacturing operation shall be considered able to be economically performed in Virginia if the cost of performing operation in Virginia is no more than 120% of the cost of performing the operation elsewhere.

9.   CONFIDENTIALITY

     9.1 Except to the extent expressly authorized by this agreement, the parties agree that, for the term of this agreement and for five years thereafter, the receiving party shall keep completely confidential and shall not, without the prior written consent of the disclosing party, publish or otherwise disclose (other than to officers, directors or employees, agents or consultants on a need-to-know basis and subject to an obligation of confidentiality substantially similar to the obligation contained herein) or use for any purpose except as provided in this


* CONFIDENTIAL TREATMENT
        REQUESTED
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agreement any information furnished to it by the other party pursuant to this agreement (the "Confidential Information"), except to the extent that it can be established by the receiving party by competent proof that such confidential information:

          (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure by the other party, as evidenced by written records;

          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

          (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this agreement;

          (d) was subsequently lawfully disclosed to the receiving party by a third party without to the receiving party; or

          (e) was subsequently independently developed by the receiving party, as evidenced by written records (provided that the Technology shall not be deemed to fall within this exception).

     9.2 Each party may disclose Confidential Information to the extent such disclosure is reasonably necessary in prosecuting or defending litigation, filing patent applications, complying with applicable governmental regulations, conducting clinical trials or for any other purpose under this agreement; provided that, if a party proposes to make any such disclosure it will give reasonable advance notice to the other party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use all reasonable efforts to secure confidential treatment of such information required to be disclosed.

     9.3 The parties acknowledge and agree that any breach by a party of the covenants set forth herein, including without limitation those in Section 9.1, will likely result in irreparable harm to the non-breaching party for which monetary damages will be inadequate compensation. The parties therefore agree that in the event of a breach or threatened breach of any provision of this agreement, the non-breaching party shall be entitled to appropriate injunctive relief, including without limitation temporary or permanent injunctions or restraining orders. The foregoing remedies shall be in addition to and not to the exclusion of any

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other remedies which the non-breaching party may have at law or in equity.

10.  MISCELLANEOUS PROVISIONS

     10.1 HemoTech shall keep records containing all particulars which may be necessary for the purpose of showing the royalty payable to CIT. These records shall be open at all reasonable times for three (3) years following the end of the calendar year to which they pertain to the inspection of an independent certified public accounting firm retained by CIT at its sole expense for the purpose of verifying HemoTech's royalty reports.

     10.2 This agreement shall be construed, governed, interpreted and applied in accordance with the internal laws of the Commonwealth of Virginia, U.S.A. except that questions affecting the validity, construction and effect of any patent shall be determined by the laws of the country in which the patent was granted.

     10.3 Subject to Section 1.1 hereof, CIT and VCU retain the right to make use of the Technology for the purpose of research and not for commercial development.

     10.4 HemoTech agrees to mark Licensed Products employing the Technology with appropriate patent notices.

     10.5 In the event that either party hereto learns of any alleged infringement of the Technology and/or the Licensed Patent Rights, such party shall promptly notify the other in writing of such alleged infringement and of any available evidence thereof. HemoTech shall have the right, but not the obligation, to prosecute any and all infringements of any Technology and/or Licensed Patent Rights to which HemoTech obtains rights hereunder, and to defend all charges of infringement arising as a result of said Technology and/or Licensed Patent Rights and to enter all settlements, judgements or other arrangements respecting the same all at its own expense. CIT shall permit any action to be brought in its name, but only if required by law. HemoTech shall hold CIT harmless from any cost, expense or liability respecting all charges of infringement involving the Technology and/or Licensed Patent Rights brought by HemoTech against third parties. Any damages or other recovery from such infringement actions shall be retained by HemoTech and HemoTech shall have no obligation to make any payments to CIT except as expressly provided herein. HemoTech shall determine whether or not it will prosecute any such infringement action within 90 days of learning of the infringement. In the event HemoTech determines not to prosecute any such infringement, HemoTech shall so notify CIT within such 90-day period and thereafter CIT shall have the right to prosecute such infringement

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on its own behalf and its own expense and retain any damages or other recovery.

     10.6 If the Technology was developed with funds provided by the United States, this agreement is subject to all applicable laws, regulations, and the terms of any agreement under which funds were provided. This includes any rights of the United States to use the Technology for governmental purposes, any limits on the place of manufacture of products using the Technology, and any obligations to make products based on the Technology available within a reasonable time. These government rights are set forth at 35 USC Section 203 and
Section 204 and other locations. These provisions are incorporated in this agreement by reference and the exercise of these rights by the United States shall not constitute breach of this agreement.

     10.7 All payments shall be made in United States dollars. Any currency conversion required shall be made at the exchange rate published in The Wall Street Journal on the last day of the calendar quarter for which the payment is made.

     10.8 Any unpaid amounts due hereunder shall bear interest at 2.5% over the prime rate as published in The Wall Street Journal, compounded daily until paid. This provision does not excuse any failure to pay and does not limit any remedies for breach. In the event of breach of this agreement the breaching party shall pay to the non-breaching party all costs, including attorney's fees, of enforcing this agreement.

     10.9 Neither CIT, nor the investors, nor any Virginia university or other agency of the Commonwealth of Virginia make any representations as to patentability or protectability, validity, enforceability, freedom of the Technology from infringement of the rights of others, likelihood of successfully converting the Technology into commercial products or whether or not the Technology is satisfactory for the purposes intended. CIT has no knowledge of
(a) any adversely held patent of any other person relating to the Technology or
(b) any basis for any such charge or claim. CIT has all right, title and interest in the Licensed Patent Rights and the Technology. The inventors of the Technology have assigned their interests in the Technology to VCU, which has assigned its interest to CIT. Attached hereto as Exhibit A are copies of all documents evidencing and relating to the assignment to VCU and CIT of the Technology and/or the Licensed Patent Rights.

     10.10 HemoTech warrants that every individual with a personal interest in HemoTech, as that term is defined in the Virginia Conflict of Interest Act, has complied with the terms of that act and that no violation of that act will result from this agreement.
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     10.11  For purposes of CIT's agreements with the university which has assigned the Technology to CIT, the amounts received by CIT pursuant to this agreement are designated as reimbursement for expenses of filing, prosecuting, and maintaining the patent applications and patents related to the Technology.

     10.12 The parties hereto acknowledge that this instrument sets forth the entire agreement of the parties as to the subject matter hereof and shall not be modified except by the execution a written instrument signed by the parties.
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                                      -10-

ACCEPTED AND AGREED TO:

CENTER FOR INNOVATIVE TECHNOLOGY


By: /s/ LINWOOD HOLTON                                      1/12/94
    ------------------------------                -----------------------------
Name:   LINWOOD HOLTON                            Date
Title:  PRESIDENT

HEMOTECH SCIENCES INC.

By: /s/ DONALD J. ABRAHAM                               January 10, 1994
    ------------------------------                -----------------------------
Name:   Donald J. Abraham                         Date
Title:  President, HemoTech Sciences Inc.